Exhibit 99.1

BIMI International Medical Inc. Announces Subsidiary Phenix Bio Inc’s Appointment of ASEAN Exclusive Distributor

NEW YORK, NY, Sept. 22, 2023 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI, “BIMI”), a healthcare products and services provider today announced its subsidiary, Phenix Bio Inc., appointed Hao Mu Pte. Ltd., a Singapore company, as its exclusive distributor responsible for the distribution of Phenix’s 17 herbal supplements throughout the Association of Southeast Asian Nations (ASEAN) 10 member countries.

Pursuant to the terms of a sales agreement entered on September 20, 2023, Hao Mu Pte. Ltd., as Phenix’s exclusive distributor for the 10 ASEAN member countries, must make annual purchases of at least $5 million in order to maintain its exclusive distributor status.

The parties also agreed to explore an opportunity where Phenix may acquire equity interests in Hao Mu if Hao Mu meets certain business, revenue and other criteria as mutually agreed upon by both parties.

Under the terms of this agreement, Phenix’s comprehensive portfolio of high-quality herbal supplements will be made available to consumers in ASEAN countries through Hao Mu’s well-established distribution channels and network.

This partnership marks a significant milestone in BIMI and Phenix’s mission to enhance healthcare accessibility across the ASEAN region. It showcases BIMI’s commitment to delivering world-class healthcare solutions and services to a broader global audience.

Representatives from BIMI, Phenix, and Hao Mu, including BIMI’s Chief of Staff, Mr. Symington Smith, and Hao Mu’s Chief Executive Officer, Mr. Liu Yubao, attended a signing ceremony held at BIMI’s headquarters in New York City.

“We are excited to join forces with Singapore Hao Mu Pte. Ltd,” stated Tiewei Song, CEO of BIMI. “This collaboration aligns perfectly with our vision of making top-tier herbal supplements accessible to individuals in the ASEAN countries. With Hao Mu’s expertise and extensive network, we are confident that this partnership will flourish and provide substantial benefits to consumers in the region.”

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services in the U.S. and Asia. For more information, please visit www.usbimi.com.

About Hao Mu Pte. Ltd

Hao Mu Pte Ltd is a service and distribution company in Singapore with a strong market presence within the ASEAN region. It is dedicated to offering top-quality products and services.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.

Email: vinson@usbimi.com
Tel: +1 949 981 6274